Exhibit 99.1

Video Display Corporation Reports 4th Quarter and Fiscal Year 2003
Results

    ATLANTA--(BUSINESS WIRE)--May 20, 2003--

         Fourth-Quarter Revenues Are up 4.7% to $19.9 Million;
           Full Year Revenues Are up 5.8% to $76.6 Million;
         Fourth-Quarter Pretax Earnings up 183% to $1,360,000;
  Full Year Pretax Loss @ $2.75 Million Including 3rd Quarter Charges

    Video Display Corporation (NASDAQ:VIDE) today said that the Company's fourth quarter earnings were at $1,360,000 or $0.27 per share on a pretax basis, in line with prior earnings guidance and up from the prior year fourth quarter pretax reported at $0.095 per share.
    Fourth quarter earnings on a fully taxed comparative basis would have been $0.19 versus $0.03 per share for the previous fourth quarter period.
    Revenues for the Fourth Quarter reached record levels at $19.9 million versus $19.0 million. Full year fiscal February 28, 2003 Revenues of $76.6 Million versus prior year's Revenues of $72.4 million also were at record levels for the Company. Full year net earnings were reported at a loss of ($1,854,000) after tax benefits of $895,000 resulting from third quarter charges due to plant closures, consolidations and inventory value reductions.
    "The fourth quarter was an outstanding quarter which benefited from higher revenues, better profit margins and cost savings as a result of our expense reduction programs," said VDC Chairman and Chief Executive Officer, Ron Ordway. "Although we expect continued strong results," Mr. Ordway added, "the results of the fourth quarter may not necessarily be indicative of our next four quarters of revenues and earnings to be generated. Taken as a whole, I believe that record backlogs, new contracts and lower costs should, nevertheless, point to a solid year for fiscal 2004."
    Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC's Marquee(TM) line of projectors. Video Display Corporation operates 11 display design and manufacturing plants plus eight sales facilities throughout the United States and Europe.

    This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing.
    Such forward-looking statements may be included in, but are not limited to, various filings made by the company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. These factors and conditions have been described in the Company's annual report on Form 10-K for the fiscal year ended 2/28/2002 and the Company's other filings with the Securities and Exchange Commission. The reader is specifically referred to these documents regarding the factors and conditions that may affect future results.



                         3 mos. Ended              12 mos. Ended
                     2/28/03      2/28/02      2/28/03      2/29/02

Net sales          $19,916,000  $19,032,000  $76,582,000  $72,366,000
Cost of goods sold  13,118,000   13,116,000   56,840,000   49,454,000
Gross profit         6,798,000    5,916,000   19,742,000   22,912,000
Operating expenses   5,181,000    5,189,000   20,866,000   19,261,000
Operating
 profit (loss)       1,617,000      727,000   (1,124,000)   3,651,000
Net income         $   942,000  $   143,000  $(1,854,000) $ 1,182,000
Basic EPS          $      0.20  $      0.03  $     (0.39) $      0.25
Diluted EPS        $      0.19  $      0.03  $     (0.39) $      0.24
Average basic
 shares
  outstanding        4,748,000    4,701,000    4,758,000    4,701,000
Average diluted
 shares
  outstanding        5,095,000    5,073,000    4,758,000    5,073,000


    CONTACT: Video Display Corporation
             Ronald D. Ordway, 770/938-2080